Exhibit 10.2

CERTAIN INFORMATION (INDICATED BY “[…***…]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

August 11, 2025

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
United States
Attention: Corporate Secretary

Re: Waiver of Certain Rights Related to […***…] Under the Collaboration Agreement

Dear Sir or Madam:
Reference is made to that certain Collaboration Agreement, dated as of October 31, 2019 (as may be amended from time to time, the “Collaboration Agreement”), by and among Amgen Inc. (“Amgen”), BeOne Medicines I GmbH (f/k/a BeiGene Switzerland GmbH) (“BeOne”) and, solely with respect to Section 13.6, BeOne Medicines Ltd. (f/k/a BeiGene, Ltd.) (“BeOne Parent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Collaboration Agreement.

In accordance with Section 15.16 (Waivers and Modifications) of the Collaboration Agreement, this letter serves to document BeOne’s and Amgen’s agreement with the following:
1.Waiver of Distracting Program Restrictions
Except as otherwise provided in this letter agreement, with respect to the Distracting Target […***…], the Distracting Program Restrictions under Article IX, including Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4, and the Distracting Transactions restrictions under Section 9.3 of the Collaboration Agreement, are hereby waived by the Parties. Notwithstanding the foregoing, any molecule or cellular therapy that (a) […***…] (i) […***…] and (ii) has been approved or is being developed for use in the Collaboration Territory for treatment of […***…] or (b) contains blinatumomab as an active ingredient, will be deemed a Distracting Product with respect to BLINCYTO® and will remain subject to the Distracting Program Restrictions. These restrictions will continue in full force and effect (a) until such time as BLINCYTO® is no longer approved for any […***…] indication in the Collaboration Territory or (b) upon the earlier termination of BLINCYTO® from the Collaboration Agreement or termination or expiration of the Collaboration Agreement in its entirety.

2.[…***…] Distracting Product Definition
In furtherance of the above, the definition of “Distracting Product” for the Distracting Target […***…] on the “Distracting Products” Schedule of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:
““Distracting Product” shall mean a molecule or cellular therapy that (a) […***…] (i) […***…] and (ii) has been approved or is being developed for use in the Collaboration Territory for treatment of […***…] or (b) contains blinatumomab as an active ingredient. Distracting Products shall not include BLINCYTO.”
3.BLINCYTO® in […***…] Indications
The Parties agree to discuss any proposed Development and Commercialization of BLINCYTO® in […***…] indications in order to establish the roles and responsibilities of each Party, including which Party will be the Development Lead and which Party will be the Commercial Lead in the Collaboration Territory. The Parties shall also consider any necessary adjustments to the Global Development Cost-Share, the Aggregate Global Development Cost-Share Cap, the collaboration profit sharing, the calculation of Collaboration Profits, and other provisions of the Collaboration Agreement in relation to any proposed Development and Commercialization of BLINCYTO® in […***…] indications.
4.[…***…] Development Rights
The Product Reinstatement terms under Section 14.7 of the Collaboration Agreement will no longer apply to […***…], and […***…] will not be considered a Distracting Product or subject to the Distracting Program Restrictions under the Collaboration Agreement. The Parties agree that […***…] has been fully and finally terminated from the Collaboration Agreement.
For the avoidance of doubt, Amgen shall have the unrestricted right to Exploit […***…] within and outside the Collaboration Territory, independent of the Collaboration Agreement and free from any restriction or any obligation to BeOne. BeOne confirms that it has no right, title, interest or economic entitlement in or to […***…] or any intellectual property, data or regulatory filings related thereto. No fees, milestone payments, royalties or other payments of any kind will be payable by Amgen to BeOne in connection with any renewed development or any commercialization of […***…]. […***…] will not be included in the scope of Collaboration Profits, Profit Sharing, or the Global Development Cost-Share provisions under the Collaboration Agreement.

5.Information Segregation and Use Restrictions
Without limiting the restrictions set forth in the Collaboration Agreement, BeOne shall not use or reference any Confidential Information or Product Intellectual Property related to BLINCYTO® or […***…] in connection with any program involving a molecule or cellular therapy that, as a therapeutic mechanism of action, targets […***…] (other than BLINCYTO®). BeOne agrees to maintain strict segregation of personnel, data systems, and communications between any non-BLINCYTO® […***…] program and any individuals working on or involved with the development or commercialization of BLINCYTO® or […***…], including those who have or had access to Confidential Information or Product Intellectual Property related to BLINCYTO® or […***…]. For clarity, the foregoing restrictions will not prevent employees of BeOne that are general managers or that are at or above the vice president level from providing high-level oversight of any non-BLINCYTO® […***…] programs, provided that such employees do not perform day-to-day responsibilities for such non-BLINCYTO® […***…] programs and that BeOne ensures such employees understand and comply with their obligations of confidentiality and non-use as set forth herein; or (ii) prevent any BeOne Sales Force Representatives (which, for purposes of this letter agreement, does not include BeOne commercial office staff) from performing field-based sales activities for both BLINCYTO® and a non-BLINCYTO® program in the Collaboration Territory.
6.UPLIZNA®
BeOne acknowledges and agrees that further to the notice provided to BeOne on October 6, 2023 and the execution of this letter agreement, Amgen’s product UPLIZNA® (inebilizumab-cdon), is not a Distracting Product and is not subject to the Distracting Program Restrictions under the Collaboration Agreement. For the avoidance of doubt, Amgen shall have the unrestricted right to Exploit UPLIZNA® within and outside the Collaboration Territory, itself or through a Third Party, independent of the Collaboration Agreement and free from any restriction or any obligation to BeOne.

Please acknowledge your agreement and consent to the foregoing by counter-signing this letter agreement in the space provided below and returning a copy to us.

[Signature Page Follows]

Yours sincerely,
BEONE MEDICINES I GMBH

/s/ Michael Schoen
By: Michael Schoen
Title: Managing Director

BEONE MEDICINES LTD.

/s/ Chan Lee
By: Chan Lee
Title: SVP, General Counsel and Corporate Secretary

Acknowledged and agreed:
AMGEN INC.

/s/ Rachna Khosla
By: Rachna Khosla
Title: Senior Vice President, Business Development